EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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              BSD MEDICAL'S SYSTEM USED IN PHASE II TRIAL TO ALLOW
                SURGICAL REMOVAL OF PREVIOUSLY INOPERABLE CANCER

SALT LAKE CITY, September 28, 2006--BSD Medical Corp. (AMEX:BSM) today reviewed a 9-page article still in press but already published online (see doi:10,1016/j.ijrobp.2006.06.052) by the International Journal of Radiation Oncology Biology Physics, the official journal of the American Society of Therapeutic Radiology and Oncology (ASTRO), that describes the use of the BSD-2000 in hyperthermia treatments to make inoperable cancerous tumors removable through surgery.

The article notes that "hyperthermia increases the efficacy of conventional radiotherapy (radiation)." It further cites the results of research by Duke University, as published in CANCER, showing that combined radiation, chemotherapy and hyperthermia therapy yielded high response rates in the treatment of advanced cervical cancer (a 90% complete remission was achieved, see CANCER 2005;104:763-770, published by the American Cancer Society). The use of the same tri-modality treatment (combining hyperthermia therapy with radiation and chemotherapy) therefore "appears sensible in a preoperative approach," according to the article's authors.

To test their hypothesis a research team at Charite University Hospital in Berlin, Germany, selected a group of advanced cervical cancer patients whose cancers were assessed to be inoperable as candidates for this tri-modality treatment in a Phase II clinical trial, with the objective of making it possible for their cancer to be surgically removed. These patients otherwise had a very poor prognosis.

After the preoperative tri-modality treatment including hyperthermia, a remarkable 21 of 30 patients available for evaluation (70%) could be recommended for surgery. In addition, after further treatments, 2 additional patients met the criteria for an operable tumor, and another patient who had refused a complete course of radiation also qualified, bringing the total number of patients who met the requirements for surgical removal of their tumor to 24 (80%). Three of the patients who qualified for surgery later declined surgery and were treated by other methods. Of the 21 patients who underwent surgery, a complete resection with negative surgical margins (R0) was achieved in 17 (81%), 2 patients had positive margins (R1) after surgery and one patient was determined to be inoperable during surgery. R0-resected patients had an excellent prognosis (3-year survival rate: 93%).

Targeted hyperthermia therapy (the use of precision-guided heat to force cancerous tumors into hyperthermia) has been used in many clinical trials as an additive therapy to improve cancer response in combination treatments with radiation and/or chemotherapy. This study documents the further potential use of hyperthermia therapy in pre-operative treatments with the objective of allowing surgical removable of previously inoperable cancer.

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The hyperthermia system credited for treatments in this study was the BSD-2000 with a Sigma-60 applicator, both developed and manufactured by BSD Medical. BSD Medical is the leading developer of cancer treatment systems used in precision-guided hyperthermia therapy. For further information visit BSD Medical's website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the sale of the Company's systems based on the results of clinical trials, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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